UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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[ ]	Definitive Proxy Statement
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Littelfuse, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to Littelfuse, Inc. Proxy Statement
For the Annual Meeting of Stockholders
To be Held on April 28, 2017

On March 16, 2017, Littelfuse, Inc. filed its Definitive Proxy Statement (the “Proxy Statement”) relating to its Annual Meeting of Stockholders to be held April 28, 2017. This Supplement to the Proxy Statement is first being released to shareholders on or about March 24, 2017, and should be read together with the Proxy Statement.

The following underlined text is hereby added to the last paragraph on page 54 of the Proxy Statement:

Limitations on Awards. The maximum number of shares that may be awarded pursuant to options, restricted stock, RSUs, and performance units and shares under the Amended and Restated Plan to any “covered employee,” as such term is defined in the regulations promulgated under Code Section 162(m), in any one calendar year is limited to 200,000 shares of our common stock unless, as described on page 68 of this Proxy Statement, the Committee determines that the award of such shares will not be designed to comply with the exception for performance-based compensation from the tax deductibility limitations of Section 162(m). In addition, in any one calendar year, a “covered employee” may not receive a cash amount payable under the Amended and Restated Plan greater than $3,000,000 unless, as described on page 68 of this Proxy Statement, the Committee determines that the award of such amount will not be designed to comply with the exception for performance-based compensation from the tax deductibility limitations of Section 162(m). The maximum number of shares that may be awarded pursuant to any award under the Amended and Restated Plan during any calendar year to any non-employee member of our Board is limited to 50,000.